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                                                                   EXHIBIT 10.40

                         INTER-COMPANY POOLING AGREEMENT
                                  ("Agreement")

        This Agreement is made this 5th day of February 1998, effective as of 12:01 A.M., January 1, 1997, ("Effective Date") by and between SCPIE Indemnity Company ("SCPIE Indemnity"), and the following companies (collectively, the "Pool Members"): American Healthcare Indemnity Company ("AHI"), formerly FG Insurance Corporation and American Healthcare Specialty Insurance Company ("AHSIC"), formerly FG Casualty Company.

        Since the effective date, Southern California Physicians Insurance Exchange ("SCPIE") has reorganized from a reciprocal insurance company to a stock insurance company and became a wholly owned subsidiary of SCPIE Holdings Inc. (the Reorganization). Pursuant to the Reorganization, SCPIE merged with and into SCPIE Indemnity, a California stock insurance company and a wholly owned subsidiary of SCPIE Holdings Inc., the surviving corporation of the Reorganization.

                                   WITNESSETH:

        WHEREAS, SCPIE Indemnity and the Pool Members are direct subsidiaries of SCPIE Holdings Inc. which owns all their outstanding stock; and

        WHEREAS, the parties hereto, in the interests of economy and efficiency, desire to pool all their gross in-force, new and renewal business as well as all their gross reported and incurred but not reported claims and losses, statutory liabilities and assets held against them, past due balances and underwriting expenses; and

        WHEREAS, it is the intent of such pooling arrangement that the Annual Statements of the parties shall, as respects all underwriting items, be in fixed proportions;

        NOW, THEREFORE, IT IS AGREED AS FOLLOWS:

                             ARTICLE I - DEFINITIONS

        For purposes of this Agreement the following terms have the meanings indicated:

        A. "Expenses" shall mean all Underwriting Expenses and unallocated loss adjustment expenses.

        B. "Gross Losses" shall mean gross direct liability and allocated loss adjustment expenses on insurance policies, contracts and reinsurance assumed, all net of salvage, subrogation, and facultative reinsurance, except liability assumed hereunder.

        C. "Net Expenses" means gross expenses less ceding commission allowances under reinsurance contracts that inure to the benefit of this Agreement.

        D. "Net Losses" means gross losses less salvage, subrogation and reinsurance that inure to the benefit of this Agreement.

        E.      "Net Unearned Premiums" means gross unearned premiums, less unearned reinsurance premiums.
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        F.     "Net Written Premiums" means gross premiums, less reinsurance premiums effected by the Pool Members or SCPIE Indemnity, and less return premium and cancellations.

        G. "Ultimate Net Liability" means the sum or sums of each party pays, or becomes liable to pay (1) in the settlement of claims or suits, or (2) in satisfaction of judgements under policies of insurance or reinsurance issued by the parties hereto.

        H. "Underwriting Expenses" shall mean all expenses incurred by SCPIE Indemnity or the Pool Members or both in the underwriting and placing of insurance on its or their books and shall include but shall not be limited to expenses incurred for commissions, all other agency obligations, agency supervision, underwriting, engineering, policy audits, advertising, supervision as it relates to the production of business, taxes, other than federal income taxes and such other expenses as may be mutually agreeable to the parties.

                           ARTICLE II- CESSION TO POOL

        Each Pool Member individually shall cede to SCPIE Indemnity and SCPIE Indemnity shall assume from each Pool Member:

        A. 100% of the Gross Losses of such Pool Member on all classes of in force, new and renewal business wherever located which shall be assumed by such Pool Member and becoming effective on or after 12:01 A.M., January 1, 1997, including statutory liabilities and assets held against them, and past due balances; and

        B. 100% of the Gross Unearned Premium on each and every risk in force as of the 12:01 A.M., January 1, 1997 effective date and 100% of the Gross Written Premium on each and every risk assumed thereafter by way of primary insurance, reinsurance and retrocession.

        C.     SCPIE Indemnity shall credit Pool Members with:

               (i) A ceding commission on the Gross Unearned Premium reserve transferred in accordance with Article II B above. The ceding commission will be an amount equal to the actual cost incurred by the respective Pool Member for Underwriting Expenses.

               (ii) 100% of the amount of all Gross Expenses paid by the Pool Members while this Agreement is in force, except:

                      (a) United States Federal and any State income tax.

                      (b) Investment Expenses.

        D. Each Pool Member shall credit SCPIE Indemnity with 100% of the reserves on its book for unpaid expenses, excluding the reserves for United States Federal and any State income tax and investment expenses, outstanding on the Effective Date.

        E. All reinsurance other than certain facultative reinsurance placements in effect on or

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               before January 1, 1997, and that ultimately ceded hereunder to
               Pool Members shall be placed by SCPIE Indemnity on behalf of the Pool Members and each Pool Member shall participate in such reinsurance in proportion to its respective percentage of participation ("Pool Share") as set forth in Article IV.

                         ARTICLE III - CESSION FROM POOL

        Pool Members shall reinsure and SCPIE Indemnity shall cede and transfer to Pool Members as follows:

        A. SCPIE Indemnity shall add business ceded to it under Article II to its own business thus forming a pool (called the "SCPIE Pool") which shall then be redistributed by SCPIE Indemnity in accordance with Pool Share.

        B. Pool Members shall reinsure, and SCPIE Indemnity shall cede and transfer to Pool Members, their respective Pool Share of the SCPIE Pool's Ultimate Net Liability under all policies and contracts of insurance on which the SCPIE Pool is subject to liability and which are outstanding and in force at the Effective Date of this Agreement.

               SCPIE Indemnity hereby cedes and the Pool Members hereby assume their respective Pool Shares of the SCPIE Pool's Ultimate Net Liability for Net Losses payable while this agreement is in force.

        C. Premium to the Pool Members for their respective Pool Shares of the reinsurance provided in Article III B shall be their respective Pool Shares of the Net Unearned Premium on each and every risk in force as of the Effective Date and their respective Pool Shares of the Net Written Premium on each and every risk assumed thereafter by way of primary insurance, reinsurance or retrocession.

        D.     The Pool Members shall credit SCPIE Indemnity with:

               (i) A ceding commission on the Net Unearned Premium reserve transferred in accordance with Article III C above. The ceding commission will be an amount equal to each Pool Member's respective Pool Share of the actual cost incurred by SCPIE Indemnity for Underwriting Expenses relating to such Net Unearned Premium reserve.

               (ii) Their respective Pool Share of the amount of all Net Expenses incurred by SCPIE Indemnity while this Agreement is in force, except:

                      (a) United States Federal and any State income tax.

                      (b) Investment Expenses.

        E. SCPIE Indemnity shall credit the Pool Members with their respective Pool Shares of the net pooled reserves on its books at the Effective Date for unpaid expenses, excluding the reserves for United States Federal and any State income tax and investment expenses.
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                             ARTICLE IV - POOL SHARE

        The respective percentage of participation applicable to SCPIE Indemnity and the Pool Members shall be in accordance with the following table:

                      SCPIE Indemnity                          80 percent
                      AHI                                      10 percent
                      AHSIC                                    10 percent

        The Pool Share of SCPIE Indemnity and any individual Pool Member may be changed at any time to be a different percentage upon mutual consent in writing by all Pool Members and SCPIE Indemnity subject, however, to all terms and conditions of this Agreement.

                             ARTICLE V - EMPOWERMENT

        SCPIE Indemnity agrees to fulfill all of the obligations of each Pool Member under the policies or contracts hereby reinsured and to adjust and pay all claims thereunder at its own expense, and each Pool Member hereby transfers to SCPIE Indemnity all its rights, powers and privileges under all such policies or contracts, so that SCPIE Indemnity may act therein in all respects as if it had itself issued said policies or contracts.

        SCPIE Indemnity will accept all proofs of loss or notices that insured may have the right to give the individual Pool Members; it being the intention of this Agreement that SCPIE Indemnity shall take the place of the individual Pool Member as to policies or contracts reinsured hereunder in all respects.

        Notwithstanding the delegation of authority contained in this agreement, the companies have retained the ultimate control of and responsibility for the performance of all functions, including but not limited to underwriting and policy cancellation, for which authority has been delegated.

        SCPIE Indemnity agrees to reimburse any Pool Member for all losses, loss adjustment expenses or underwriting expenses that such Pool Member may expend.

        SCPIE Indemnity may delegate to any Pool Member the authority to perform on its behalf the rights and powers in this Article provided.

                   ARTICLE VI - MUTUAL RIGHTS AND OBLIGATIONS

        A. This Agreement shall be subject in all respects to the same terms, rates, conditions, modifications, alterations and cancellations as the respective policies of insurance or reinsurance of the parties hereto. The true intent of this Agreement being that the parties hereto shall follow each other's fortunes.

        B. The parties hereto shall not be prejudiced in any way by inadvertent errors or omissions, provided that such errors or omissions are corrected immediately upon discovery.

        C. This Agreement may by canceled at any time by any party giving at least ninety (90) days written notice to the other parties at their principal offices of its desire to do so. Any such cancellation shall be effective as of December 31, or as may be mutually agreed.
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                             ARTICLE VII - PAYMENTS

        A. The pool members shall furnish to SCPIE Indemnity on business covered by Article II no later than seventy-five (75) days following the end of each month, an account current which shall set forth Net Written Premiums, less ceding commission thereon for the month, less Net Expenses paid and less Net Losses paid during the month in question.

        B. SCPIE Indemnity shall furnish to Pool Members on business covered by
Article III no later than seventy-five (75) days following the end of each month, an account current which shall set forth the respective Pool Shares of Net Written Premiums, less ceding commission thereon for the month, less Net Expenses paid and less Net Losses paid during the month in question.

        C. The net balance in accordance with paragraphs A and B of this Section shall be paid by the debtor party as soon as possible and no later than seventy-five days (75) following the applicable month.

        D. This Agreement shall not apply to the investment operations or liabilities for Federal and any State income taxes of the parties hereto.

        E. The President and Chief Executive Officer of SCPIE Indemnity or any officer of SCPIE Indemnity designated by the President and Chief Executive Officer shall determine, in accordance with statutory accounting practices and generally accepted accounting principles, the methods and procedures including account transactions by which the terms of this Agreement shall be performed by and on behalf of the parties hereto.

                            ARTICLE VIII - INSOLVENCY

        Each of the Pool Members and SCPIE Indemnity agree that all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable on demand of the assuming reinsurer at the same time as the ceding insurer shall pay its net retained portion of such risk or obligations, with reasonable provision for verification before payment, and the reinsurance shall be payable by the assuming reinsurer, on the basis of the liability of the ceding insurer under the policy or policies reinsured without diminution because of the insolvency of the ceding insurer.

        In the event of the insolvency of the ceding insurer, reinsurance under this Agreement shall be payable immediately on demand, with reasonable provision for verification, on the basis of claims allowed against the ceding insurer by any court of competent jurisdiction or by any liquidator, receiver, or statutory successor of the ceding insurer having authority to allow such claims, without diminution because of such insolvency or because such liquidator, receiver or statutory successor has failed to pay all or a portion of any claims. Such payments by the assuming reinsurer shall be made directly to the ceding insurer or its liquidator, receiver or statutory successor, except where the contract of insurance or reinsurance provides another payee of such reinsurance in the event of insolvency of the ceding insurer.

        It is agreed, however, that the liquidator or receiver or statutory successor of the ceding insurer will give written notice to the assuming reinsurer of the pendency of a claim against the insolvent ceding insurer on the policy or policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim the assuming reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which it may deem available to the ceding insurer
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or its liquidator or receiver or statutory successor. The expense thus incurred by the assuming reinsurer will be chargeable, subject to court approval, against the insolvent ceding insurer as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the ceding insurer solely as a result of the defense undertaken by the assuming reinsurer.

        Where two or more assuming reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense will be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the insolvent ceding insurer.

                           ARTICLE IX - GOVERNING LAW

        The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of California.

        IN WITNESS WHEREOF, the said parties have caused this Agreement to be signed by their duly authorized representative.

Signed in Beverly Hills, California
this 5th day of February, 1998

SCPIE INDEMNITY COMPANY



BY:     /s/ PATRICK T. LO
        ---------------------------------
        Patrick T. Lo, Vice President and
        Chief Financial Officer

Signed in Beverly Hills, California
this 5th day of February, 1998

AMERICAN HEALTHCARE INDEMNITY COMPANY



BY:     /s/ PATRICK T. LO
        ---------------------------------
        Patrick T. Lo, Vice President and
        Chief Financial Officer

Signed in Beverly Hills, California
this 5th day of February, 1998

AMERICAN HEALTHCARE SPECIALTY INSURANCE COMPANY



BY:     /s/ PATRICK T. LO
        ---------------------------------
        Patrick T. Lo, Vice President and
        Chief Financial Officer